EXHIBIT 99.1

Sept. 10, 2010 10:47 UTC

Datawatch Corporation Appoints David C. Mahoney to Board of Directors

BI Industry Veteran and Innovator to Provide Counsel on Company’s Strategic Direction and Overall Business

CHELMSFORD, Mass.--(BUSINESS WIRE)-- Datawatch Corporation (NASDAQ: CM: DWCH), a leader in Business Intelligence (BI), today announced the appointment of David C. Mahoney to the Datawatch Board of Directors.

Mr. Mahoney is a recognized entrepreneur, executive and early stage investor in the software industry. He began his career developing software at MIT Lincoln Labs and in 1973 he joined Data General where he spent 10 years leading the design and development of communications, networking and workstation products. In 1983, Mr. Mahoney founded Banyan Systems, the first software company to create a comprehensive enterprise networking solution that integrated mainframes, minicomputers and personal computers. Within one year, the company delivered the innovative VINES Operating System, Banyan Network Server and Streettalk, the first commercially available enterprise wide directory service. Banyan went public in 1992 and grew its revenues to more than $150 million. Under Mr. Mahoney’s leadership, the company later created Switchboard, an Internet white/yellow pages service which grew to become jointly funded by AOL and CBS and went public in 1999.

In 2003, Mr. Mahoney became CEO of Applix, Inc. and led a restructuring that enabled the company to attain a sustained growth rate in excess of 35 percent annually and resulted in a successful merger in 2007 with Cognos, Inc. During his tenure at Applix, the company achieved a twenty times increase in market valuation. Mr. Mahoney continues to work with venture firms and their early to mid-stage companies as a key board member, advisor or investor, and is currently a director in several U.S. and Canada-based software companies where he works with management and boards to develop and execute growth strategies, secure funding, expand management teams and develop strategic relationships.

“We are delighted that David Mahoney has joined our Board of Directors,” said Richard de J. Osborne, Chairman of Datawatch’s Board of Directors. “David is a highly respected leader and a savvy investor with a long and successful track record working with public and private companies across a broad spectrum of software and technology industries. His participation on our board will provide additional financial expertise and business acumen to help Datawatch increase its leadership position in the business intelligence market and enhance shareholder value.”

Commenting on his appointment, Mr. Mahoney said, “I am very excited to be involved with Datawatch at this time in its history. Businesses more than ever require innovative, cost effective means to enable them to make good business decisions. The company offers a truly unique value proposition to its customers with its suite of easy-to-use, rapid time to implementation BI solutions. Datawatch has a solid infrastructure to support domestic and global opportunities in business intelligence, data transformation and analytics. I look forward to working with the Board of Directors to accelerate the company’s growth and the adoption of its BI solutions.”

Mr. Mahoney holds a BA in Biology from Merrimack College. He is a founding member of the Mass Software Council and of the Common Angels, a Boston based angel investing fund, and has been a member of various local advisory boards with organizations such as the Mass Telecommunications Council, Babson College and Clark University Graduate School of Management.

ABOUT DATAWATCH CORPORATION

Datawatch Corporation (NASDAQ-CM: DWCH), a leader in Business Intelligence (BI), helps companies make better decisions and solve business problems by simplifying access to and analysis of information. Unique among BI vendors, Datawatch transforms the massive amounts of data and documents generated inside or outside a company into actionable insight, without any changes needed to existing systems. Datawatch customers benefit from the right information, in the right context, at the right time. More than 40,000 organizations worldwide rely on Datawatch products including its market-leading Monarch report and data mining solutions. Datawatch is based in Chelmsford, Mass., with offices in London, Sydney and Manila. For more information, visit www.datawatch.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any such statements, including but not limited to those relating to results of operations net of any impairment charges, contained herein are based on current expectations, but are subject to a number of risks and uncertainties that may cause actual results to differ materially from expectations. The factors that could cause actual future results to differ materially from current expectations include the following: risks associated with the uncertainty of the current economic climate; risks associated with fluctuations in quarterly operating results, including results of large transactions occurring within a particular period; Datawatch's dependence on its principal products; risks associated with international sales and operations, including currency translation risks; risks associated with distributor sales; risks associated with acquisitions; an unfavorable result in any litigation; market acceptance of new products; dependence on the introduction of new products and possible delays in those introductions. Further information on factors that could cause actual results to differ from those anticipated is detailed in various publicly- available documents, which include, but are not limited to, filings made by Datawatch from time to time with the Securities and Exchange Commission, including but not limited to, those appearing in the Company's Annual Report on Form 10-K for the year ended September 30, 2009 and Form 1 0-Q for the quarters ended December 31, 2009, March 31, 2010 and June 30, 2010. Any forward-looking statements should be considered in light of those factors.

© 2010 Datawatch Corporation. Datawatch, Monarch and their respective logos are trademarks or registered trademarks of Datawatch Corporation in the United States and/or other countries. All other names are trademarks or registered trademarks of their respective companies.

Contacts

Investor Contact:

Datawatch Investor Relations
978-441-2200 ext. 8323
investor@datawatch.com
or

Media Contacts:

Datawatch
Lisa G. Kilpatrick, 978-441-2200, ext. 8240
Manager, Marketing Communications & Public
Relations
lisa_kilpatrick@datawatch.com
Fax: 978-453-4443
or

Greenough Communications
Jena Coletti, 617-275-6528
 jcoletti@greenoughcom.com

Source: Datawatch Corporation

View this news release online at: http://www.businesswire.com/news/home/20100910000000/en